CONTACT:
Company:	Craig Dionne, Ph.D., CEO
GenSpera, Inc. (210) 479-8112
Investors:	Steve Chizzik
The Verrazano Group (908) 688-9111
Media:	Deanne Eagle
Planet Communications (917) 837-5866

GENSPERA COMPLETES $2.2 MILLION PRIVATE PLACEMENT

SAN ANTONIO, Texas, May 2, 2011 – GenSpera, Inc. (OTCBB:GNSZ) announced that it has completed a private placement for approximately $2.2 million, net of fees. The units were priced at $1.65, each unit consisting of: (i) one share of common stock, and (ii) ½ common stock purchase warrant. The warrants have an exercise price of $3.15 with a term of five years and are callable at $6.50, providing certain provisions are met.

“This financing brings the total monies raised in 2011 to approximately $6.2 million,” said Craig Dionne, Ph.D., GenSpera CEO and President. “The monies raised in January and February assured funding for an aggressive Phase II clinical program for our lead drug G-202, currently in a FDA-approved Phase I safety trial. This current financing provides funds for the full pre-clinical development of G-115, our second drug, specifically targeted for prostate cancer.”

Dr. Dionne went on to say, “It is a matter of some pride to us that the bulk of monies raised since May 2010 has come from previous investors and current shareholders who have followed our progress over the last few years. We are most appreciative of this partnership with individuals who share the vision of what our targeted anti-tumor technologies may offer for cancer patients and their families.”

About GenSpera

GenSpera, Inc. is a development stage oncology company focused on therapeutics that deliver a potent, unique and patented drug directly to tumors. GenSpera’s technology platform combines a powerful, plant-derived cytotoxin (thapsigargin) with a prodrug delivery system that releases the drug only within the tumor.  Unlike standard cancer drugs, thapsigargin kills cells independent of their division rate, thus making it effective at killing all fast- and slow-growing cancers and cancer stem cells.  GenSpera’s prodrug platform is the subject of nine issued patents, with four additional patents pending.

GenSpera is conducting a Phase I clinical trial targeting solid tumor cancers with its lead drug, G-202, at Johns Hopkins University, the University of Wisconsin, and the Cancer Therapy and Research Center in San Antonio.  The company anticipates completion of its Phase I trial in Q2 2011.  Upon successful completion of its Phase I trial, GenSpera expects to initiate multiple Phase II trials for G-202 in several different types of cancer.  The company’s pipeline of drugs also includes G-115 and G-301 (previously designated as Ac-GKAFRR-L12ADT) that both directly target prostate cancer.

GenSpera, Inc. owns and controls all rights to G-202, G-115, and G-301 and anticipates a strategic partnership to maximize the value of these drugs as they progress through future clinical trials.

For more information, please visit the Company’s website: www.genspera.com.

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of GenSpera’s technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties will be detailed from time to time in GenSpera’s periodic reports.

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